                                  EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings







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

Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, page 21, Consolidated Statements of Income for the year ended December 31, 2000, 1999 and 1998, included in this report as Exhibit 13.1.

             (Calculation)                                        (Ratio)

Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share


                                            December 31,
                                 2000          1999           1998
                               -------        -------       -------
Weighted Average
Shares Outstanding             1,538,443      1,538,443     1,538,443

Net Income                    $2,325,906     $2,450,381    $2,033,025

Per Share Amount                   $1.51          $1.59         $1.32


No common stock equivalents exist.



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